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                                                  Exhibit (11)(a)

   Computation of Fully Diluted Earnings Per Share (Unaudited)


                                                       Three Months Ended
                                                            March 31,
                                                      -------------------
(Amounts in millions except per share data)           1995        1994
- - -------------------------------------------------------------------------
Earnings
  Net earnings (loss)                                $   (18)    $    18
                                                     =======     =======
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Shares

  Weighted-average number of common shares
     outstanding                                        31.6        33.1

  Additional shares assuming conversion of
      stock options                                      0.1         0.1
                                                     -------     -------
  Pro forma shares                                      31.7        33.2
                                                     =======     =======

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Fully diluted earnings (loss) per share

  Net earnings (loss)                                $  (.58)    $   .54
                                                     =======     =======


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